As filed with the Securities and Exchange Commission on April 25, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

Saifun Semiconductors Ltd.
(Exact name of registrant as specified in charter)

Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

ELROD Building, 45 Hamelacha Street,	Not Applicable
Sappir Industrial Park, Netanya 42504, Israel	(Zip Code)
(Address of principal executive offices)

Saifun Semiconductors Ltd. 1997 Share Option Plan
Saifun Semiconductors Ltd. 2001 Share Option Plan
Saifun Semiconductors Ltd. 2003 Share Option Plan
(Full Title of the Plan)

Saifun Semiconductors USA, Inc.
2350 Mission College Boulevard
Suite 1070
Santa Clara, CA 95054
(408) 982-5888
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of communications to:

Joshua G. Kiernan, Esq.	Craig D. Kugler, Adv.
White & Case LLP	Guy Hadar, Adv.
5 Old Broad Street	Eitan, Mehulal, Pappo, Kugler
London EC2N 1DW	11 HaMenofim St.
England	Herzliya 46120, Israel
Tel: +44 (20) 7600-7300	Tel: +972 (9) 972-6000
Fax: +44 (20) 7600-7030	Fax: +972 (9) 972-6001

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, par value NIS 0.01 per share	5,061,507	$10.77(3)	$54,512,430	$5,832
Ordinary Shares, par value NIS 0.01 per share	963,314	$31.76(4)	$30,594,853	$3,274

(1)	This Registration Statement shall also cover any additional Ordinary Shares which become issuable under the Share Option Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding Ordinary Shares.
(2)	Represents the registration of Ordinary Shares of the Registrant issuable or issued under the Registrant’s Share Option Plans.
(3)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based upon on the weighted average exercise price per share with respect to options outstanding options and previously exercised.
(4)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and (c) on the basis of the average of the high and low prices ($32.60 and $30.92) of the Registrant’s Ordinary Shares as quoted on the Nasdaq National Market on April 21, 2006 with respect to ordinary shares reserved for issuance pursuant to options to be issued in the future.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in this Part I of Form S-8 (plan information and registration information and employee plan annual information) will be sent or given to employees as specified by the Securities and Exchange Commission (the “Commission”) pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Commission either as part of this registration statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

        The following documents filed by Saifun Semiconductors Ltd. (the “Company”) are incorporated herein by reference:

(i)	the Company’s annual report on Form 20-F filed with the Securities and Exchange Commission (the “Commission”) on April 11, 2006; and

(ii)	the description of the Company’s ordinary shares contained in Item 1 of the Registration Statement on Form 8-A (File No. 51581) filed with the Commission on October 21, 2005.

        In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

        Not applicable.

Item 5.	Interests of Named Experts and Counsel.

        Not applicable.

Item 6.	Indemnification of Directors and Officers.

        An Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided a provision authorizing such indemnification is inserted in its articles of association. Our Articles of Association contain such an authorization. An undertaking provided in advance by an Israeli company to indemnify an office holder with respect to a financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by a court must be limited to events which in the opinion of the board of directors can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria. In addition, a company may undertake in advance to indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

—	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

—	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent.

        An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder:

—	a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

—	a breach of duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder; and

—	a financial liability imposed on the office holder in favor of a third party.

        An Israeli company may not indemnify or insure an office holder against any of the following:

—	a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

—	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

—	an act or omission committed with intent to derive illegal personal benefit; or

—	a fine levied against the office holder.

        Under the Companies Law indemnification and insurance of office holders must be approved by the Company’s audit committee and board of directors and, in respect of our directors, by our shareholders.

        The Company’s articles of association allow it to exculpate, indemnify and insure our office holders to the fullest extent permitted by the Companies Law. The Company’s office holders are currently covered by a directors and officers’ liability insurance policy. As of the date of this offering, no claims for directors and officers’ liability insurance have been filed under this policy.

        The Company has entered into agreements with each of its office holders undertaking to indemnify them to the fullest extent permitted by law, including with respect to liabilities resulting from this offering. This indemnification is limited to events determined as foreseeable by the board of directors based on the Company’s activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances. In the opinion of the U.S. Securities and Exchange Commission, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

        Not applicable.

Item 8.	Exhibits.

        The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

Item 9.	Undertakings.

        The undersigned Registrant, Saifun Semiconductors Ltd., hereby undertakes:

    (1)        to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

        provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    (2)        that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3)        to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

        The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Netanya, Israel on this 25th day of April, 2006.

SAIFUN SEMICONDUCTORS LTD. By: /s/ Igal Shany —————————————— Igal Shany Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Boaz Eitan, Kobi Rozengarten and Igal Shany, and each of them severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

By: /s/ Dr. Boaz Eitan —————————————— Dr. Boaz Eitan	Chief Executive Officer (Principal Executive Officer)	April 25, 2006

By: /s/ Igal Shany —————————————— Igal Shany	Chief Financial Officer (Principal Financial and Accounting Officer)	April 25, 2006

By: /s/ Kobi Rozengarten —————————————— Kobi Rozengarten	President and Director	April 25, 2006

Name	Title	Date

By: /s/ Kenneth Levy —————————————— Kenneth Levy	Director	April 25, 2006

By: /s/ Matty Karp —————————————— Matty Karp	Director	April 25, 2006

By: /s/ Dr. Shlomo Kalish —————————————— Dr. Shlomo Kalish	Director	April 25, 2006

By: /s/ Yossi Sela —————————————— Yossi Sela	Director	April 25, 2006

By: /s/ George Hervey —————————————— George Hervey	Director	April 25, 2006

By: /s/ Ida Keidar-Malits —————————————— Ida Keidar-Malits	Director	April 25, 2006

By: /s/ Kobi Rozengarten —————————————— Kobi Rozengarten	Director	April 25, 2006

SAIFUN SEMICONDUCTORS USA, INC.	United States Representative	April 25, 2006

By: /s/ Kobi Rozengarten —————————————— Kobi Rozengarten President, Saifun Semiconductors USA, Inc.

EXHIBITS

Exhibit No.	Description

5.1	Opinion of Eitan, Mehulal, Pappo, Kugler, Advocates-Patent Attorneys, Israeli counsel to the Company as to the validity of the Ordinary Shares (including consent).

23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

23.2	Consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft, independent registered public accounting firm.

23.3	Consent of Somekh Chaikin, independent registered public accounting firm, a member of KPMG International.

23.4	Consent of Eitan, Mehulal, Pappo, Kugler, Advocates-Patent Attorneys, Israeli counsel to the Registrant (included in Exhibit 5.1).

24.1	Powers of Attorney (included in the signature page to this Registration Statement).

99.1	Saifun Semiconductors Ltd. 2003 Share Option Plan (incorporated by reference to Exhibit 10.14 of the Registration Statement on Form F-1 of Saifun Semiconductors Ltd. (File No. 333-129167).

99.2	Saifun Semiconductors Ltd. 2001 Share Option Plan (incorporated by reference to Exhibit 10.15 of the Registration Statement on Form F-1 of Saifun Semiconductors Ltd. (File No. 333-129167).

99.3	Saifun Semiconductors Ltd. 1997 Share Option Plan (incorporated by reference to Exhibit 10.16 of the Registration Statement on Form F-1 of Saifun Semiconductors Ltd. (File No. 333-129167).